UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 22, 2014

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shan Xi Province

China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Repayment Agreement with Cinda Financial Leasing Co., Ltd.

On December 22, 2014, Xi’an TCH Energy Technology Co., Ltd  (“Xi’an TCH”), a wholly owned subsidiary of China Recycling Energy Corporation (the “Company”) entered into an Early Repayment Agreement (the “Repayment Agreement”) with Cinda Financial Leasing Co., Ltd. (“Cinda Financial”) for early payment of the leasing fees (principal and interest) and early termination of the Financial Leasing Agreement that was entered by the parties on June 28, 2011, as disclosed in the Form 8-K filed on July 11, 2011.

Under the Repayment Agreement, Xi’an TCH and Cinda Financial agree: (i) Xi’an TCH shall pay the principal and interest in the amount of RMB 2,561,067.22 (approximately $416,434) for the 4th quarter of 2014 before December 28, 2014; and Xi’an TCH shall pay the principal and interest in the amount of RMB 2,554,927.98 (approximately $415,435) for the 1st quarter of 2015 as well as the remaining principal at amount of RMB 12,139,270.74 (approximately $1,973,865) before March 28, 2015 (the "Total Repayment Price"); (ii) Cinda Financial shall return the deposit of RMB 2,125,000 (approximately $345,529) to Xi’an TCH within three days after Xi’an TCH pays off the Total Repayment Price; (iii) upon the effective date of the Repayment Agreement, the Financial Leasing Agreement shall be terminated and the ownership of a set of 7MW Waste Heat Power Generation ("WHPG") System shall be transferred to Xi’an TCH; (iv) if Xi’an TCH does not make timely payment pursuant to the Repayment Agreement, the Repayment Agreement shall be terminated and Cinda Financial shall retain the ownership of the WHPG System, and (v) the Repurchase Agreement shall take effect upon its execution by the parties.

As the date of this Form 8-K, Xi'an TCH has paid the principal and interest for the 4th quarter of 2014 to Cinda Financial.

Repurchase Agreement with Zhonggang Binhai Enterprise Ltd.

On December 22, 2014, Xi’an TCH also entered into a WHPG System Repurchase Agreement (the “Repurchase Agreement”) with Zhonggang Binhai Enterprise Ltd. (“Zhonggang”). Xi'an TCH first entered into the Waste Heat Recycling and Power Generation Cooperative Agreement (the "Cooperative Agreement") with Zhonggang in September, 2008, which was subsequently transferred by Zhonggang to its subsidiary Zhongbao Binhai Nickel Co., Ltd. (“Zhongbao”) in July, 2009. The term of the Cooperative Agreement was for 9 years starting from the operation of the WHPG System in October 2010. Due to the changes in the iron and steel market in China, Zhonggang, currently a 100% owner of Zhongbao is making strategic adjustments to its subsidiaries, which results in a restructure of Zhongbao and causes it to be unable to fulfil its obligations under the Zhonggang Agreement. Zhonggang and Zhongbao requested to purchase the 7MW WHPG System from Xi’an TCH and terminate the Cooperative Agreement.

Under the Repurchase Agreement, Xi’an TCH and Zhonggang agree: (i) Zhonggang purchases the WHPG System from Xi’an TCH and terminates the Cooperative Agreement; (ii) Zhonggang shall pay outstanding energy saving service fees of RMB 1.5 million (approximately $243,902) to Xi’an TCH within 3 working days from the execution of the Repurchase Agreement; (iii) the WHPG System shall be transferred to Zhonggang for a price of RMB 60 million (approximately $9,756,098, the “Repurchase Price”) and Zhonggang shall pay all of the Repurchase Price within 10 working days from the execution of the Repurchase Agreement; (iv) the ownership of the WHPG System shall be transferred to Zhonggang when it timely pays off the entire Repurchase Price according to the Repurchase Agreement and Xi'an TCH shall not pursue any breach of contract liability under Cooperative Agreement; (v) the Zhonggang Agreement will be terminated when Zhonggang pays off the entire Repurchase Price according to the requirement of the Repurchase Agreement; and (vi) if the Repurchase Price is not paid on time pursuant to the Repurchase Agreement, the Repurchase Agreement shall be terminated and Xi'an TCH shall retain the ownership of the WHPG System.

As the date of this Form 8-K, Xi'an TCH has received the outstanding energy saving service fees and Repurchase Price from Zhonggang.

The description contained herein of the terms of the Repayment Agreement and Repurchase Agreement (the "Agreements") do not purport to be complete, and the Agreements will be filed as exhibits to the Company’s annual Report on Form 10-K for the year-ended December 31, 2014.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: February 6, 2015	/s/ David Chong
David Chong, Chief Financial Officer